                                                                 EXHIBIT (1)(b)

                                                               Lease No. 980290


                                   APPENDIX TO LEASE INTENDED AS SECURITY dated
                            as of December 30, 1998 between BA LEASING & CAPITAL CORPORATION and THE TODD-AO CORPORATION.

       BY ITS ACCEPTANCE OF THIS LEASE, LESSEE ACKNOWLEDGES AND AGREES THAT LESSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES CONCERNING THE TAX, ACCOUNTING OR LEGAL CHARACTERIZATION OF THIS LEASE AND THAT LESSEE HAS OBTAINED AND RELIED ON SUCH TAX, ACCOUNTING AND LEGAL ADVICE AS IT DEEMS APPROPRIATE.

A.     UNITS.

       The Units to be leased hereunder consist of personal property comprising sound stage, video, audio and related equipment more particularly described in Annex I to each Schedule to be executed and delivered pursuant to the Lease and all modifications, replacements and substitutions; provided that Lessor reserves the right to disapprove any equipment for leasing hereunder.

B.     PURCHASE PRICE.

       "Purchase Price" with respect to each Unit means the amount Lessor pays for such Unit. Without the prior approval and written consent of Lessor, the sum of the Purchase Price of all Units leased hereunder shall not exceed $10,000,000, the Purchase Price of each Unit shall not exceed the fair market value of such Unit as determined by appraisal and the aggregate amount of installation, transportation and any similar costs with respect to any Unit, and any software, licensing and similar costs, shall not exceed 20% of the total Purchase Price for the Unit.

       In no event will any Schedule contain Units with an aggregate Purchase Price of less than $1,000,000.

       There will be no more than three Schedules.

C.     TERM.

       The Lease Term for each Unit shall consist of an Interim Term, a Base Term and any applicable Renewal Terms. The "Interim Term" for each Unit will begin on, and include, its Delivery Date and continue until, and include, the day before its "Base Date". The "Base Date" for each Unit will be (i) in the case of Units leased on the first Delivery Date, December 30, 1998, and (ii) in the case of Units leased after the first Delivery Date, the first day of the next Rent Period beginning after such Unit's Delivery Date, in each case as specified by Lessor in the relevant Schedule. The Base Term for each Unit shall commence on its Base Date and continue (i) in the case of Units leased on the first Delivery Date, for two years, and (ii) in the case of Units leased after the first Delivery Date, until the expiration of the Base Term for Units leased on the first Delivery Date. The Base Term for each Unit shall be followed consecutively by up to five Renewal Terms. Each Renewal Term will be for a period of one year. Lessee may elect up to five Renewal Terms for a Unit, PROVIDED the last Renewal Term for any Unit shall terminate seven years from the Base Date of Units leased on the first Delivery Date.

D.     UTILIZATION PERIOD.

       All Delivery Dates for Units leased hereunder must occur between the date of this Lease and March 30, 1999 (the "Utilization Period") and each Delivery Date will be either December 30, 1998, January 29, 1999, February 26, 1999 or March 30, 1999.

E.     LOCATION.

       The Units shall at all times be located in the state of California and, on the Schedule relating to each Unit, Lessee shall give Lessor notice of the state, county and city in which such Unit is to be principally located and a description of the Site where such Unit will be located (as to each Unit its "Site"). Lessee shall not change the location of any Unit without the prior written consent of Lessor. Each Schedule will include all Units to be financed at the location set forth on such Schedule.

F.     RENT.

       Lessee shall pay to Lessor the amounts of Interim Rent, Base Rent or Renewal Rent, as applicable, determined in accordance with this Paragraph and each Schedule. Scheduled installments of Interim Rent, Base Rent and Renewal Rent may be adjusted pursuant to Section 6.1 of the Lease. Interim Rent, Base Rent and Renewal Rent are determined in part, on the basis of a 360-day year and actual days elapsed, which may result in higher Rent than if a 365-day year is used.

       1. INTERIM RENT. Lessee shall pay rent for each Unit ("Interim Rent") for each day of its Interim Term. Interim Rent shall be computed on the full amount of the Purchase Price of the Unit at a rate per annum equal to the Interest Rate as it would be calculated pursuant to this Appendix except, in determining the appropriate LIBO Rate, using a period equal to the remaining period until March 30, 1999 instead of a three-month period as set forth in the definition of LIBO Rate.

       Interim Rent is due and payable when billed by Lessor.

       2. BASE RENT. By noon, Pacific time, on each Payment Date during the Base Term, Lessee shall pay to Lessor Base Rent under each Schedule consisting of the amount of Fixed Rent set forth opposite the applicable Payment Date on Annex II to each such Schedule and Variable Rent accrued on the Schedule Balance of each such Schedule during the Rent Period ending on such Payment Date.

       3. RENEWAL RENT. By noon, Pacific time, on each Payment Date during any Renewal Term in effect, Lessee shall pay to Lessor, Renewal Rent under each Schedule consisting of the amount of Fixed Rent set forth opposite the applicable Payment Date on Annex II to each such Schedule and Variable Rent accrued on the Schedule Balance of each such Schedule during the Rent Period ending on such Payment Date.

              "Base Rent" shall mean, with respect to the Lease or any Schedule (as the context may require) all installments of Fixed Rent and Variable Rent due and payable by Lessee on each Payment Date during the Base Term.

              "Renewal Rent" shall mean, with respect to the Lease or any Schedule (as the context may require), all payments of Fixed Rent and Variable Rent due and payable by Lessee on each Payment Date occurring during the applicable Renewal Term.

              "Variable Rent" shall mean, with respect to each Rent Period, an amount equal to interest accrued on the Lease Balance (or, with respect to a Schedule, on the Schedule Balance) outstanding during such period at the Interest Rate.

              "Fixed Rent" shall mean, for each Payment Date during a Base Term and each Renewal Term, that portion of the installment of Rent payable on such Payment Date set forth on Annex II to the applicable Schedule or Schedules.

              "LIBO Rate" shall mean, relative to any Rent Period with respect to the Lease Balance and each Schedule Balance: (a) the interbank offered rate per annum at which three-month deposits in United States Dollars appear on the Telerate Page 3750 (or any successor page), or (b) if such offered rate is not available, then the rate per annum at which three-month deposits in the United States dollars appear on the Reuters Screen LIBO Page (or any successor page), or (c) if neither of the foregoing offered rates is available, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered by Bank of America National Trust & Savings Association's LIBOR Office in the London interbank market as at or about 11:00 a.m. London time two Business Days prior to the beginning of such Rent Period for delivery on the first day of such Rent Period, and in an amount approximately equal to the amount of the Lease Balance or the applicable Schedule Balance and for a period approximately equal to such Rent Period.

              "LIBOR Office" shall mean Bank of America National Trust & Savings Association's London, England branch, or such other office of Bank of America National Trust & Savings Association as designated from time to time by notice from Lessor to Lessee, whether or not outside the United States, which shall be used for purposes of establishing LIBO Rates hereunder.

              "Rent Period" shall mean, for the Base Term and any Renewal Term the period beginning on the first day of such Base Term and ending on (but excluding) the date which numerically corresponds to such date three months thereafter and each consecutive three-month period thereafter, with each such period ending on the date which numerically corresponds to the date on which such period commenced; PROVIDED, HOWEVER, that (a) if such Rent Period would otherwise end on a day which is not a Business Day, then such Rent period shall end on the next following Business Day, unless (solely for purposes of determining Rent periods in connection with calculating Variable Rent on a LIBO Rate basis) such next following Business Day is the first Business Day of a calendar month, in which case such Rent period shall end on the Business Day immediately preceding such numerically corresponding day, and (b) no Rent Period may end later than the last day of the Lease Term.

       "Business Day" shall mean any day on which

              (a) Federal and state chartered banks in San Francisco, California are open for commercial banking business; and

              (b) solely with respect to determinations of Variable Rent and Rent Periods, dealings in Dollars are carried on in the London interbank market.

       "Interest Rate" shall mean, with respect to any Rent Period, the rate per annum equal to the sum of the LIBO Rate for such Rent Period plus the number of basis points set forth below opposite Lessee's Leverage Ratio as defined in Paragraph J at the date Lessor sets the LIBO Rate for the immediately succeeding Rent Period:

              LEVERAGE RATIO                                   BASIS POINTS
              greater than 2.50                                200
              greater than or equal to 2.00 and less
              than equal to 2.50                               150
              greater than or equal to 1.75 and less
              than 2.00                                        125
              greater than 1.00 and less than 1.75             100
              less than 1.00                                    75

       "Payment Date" shall mean the last day of each Rent Period.

G.     OTHER CHARGES.

       1. LATE PAYMENT CHARGES; DEFAULT RATE. The interest rate (i) on late payments, and (ii) on the Lease Balance and any other amounts outstanding under the Lease for any period during which an Event of Default exists, shall, in each case, be 2% per annum in excess of the Interest Rate computed daily on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year is used.

       2. TERMINATION CHARGES. Upon any termination or expiration of this Lease before the scheduled expiration of the last Renewal Term as to any Unit, a casualty occurrence or a default, in addition to all other amounts to be paid by Lessee, Lessee shall pay Lessor an amount equal to a percentage set forth below of the Lease Balance, Schedule Balance or Unit Balance as applicable together with all costs incurred by Lessor for breakage:

                     Base Term                   2%
                     First Renewal Term          1.5%
                     Second Renewal Term         1.0%
                     Third Renewal Term          0.5%
                     Fourth Renewal Term         0

H.     EARLY TERMINATION.

       If no Event of Default exists, Lessee may, by notice to Lessor, terminate this Lease with respect to all but not less than all the Units for which the Lease expires on the same date. Such notice shall specify a date (the "Termination Date") with respect to each such Unit, not more than 120 and not less than 30 days after such notice is given, which shall be a Rent Payment Date on or after the later of the fourth Payment Date with respect to such Unit. On the Termination Date, with respect to each Unit Lessee shall pay to Lessor the Unit Balance for the Unit computed as of such date and any Other Charges required hereunder. Upon such payment, the obligation of Lessee to pay rent hereunder with respect to the Unit after the Termination Date shall cease, the term for the Unit shall end on the Termination Date, and Lessor shall execute and deliver to Lessee or its assignee or nominee a bill of sale (without representations or warranties except that the Unit is free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Lessor) for the Unit, and such other documents as may be required to release the Unit from the terms of this Lease and to transfer title thereto to Lessee or such assignee or nominee, in such form as may reasonably be requested by Lessee, all at Lessee's expense.

I.     LEASE TERMINATION.

       1. LESSEE'S OPTIONS. Not later than 360 days prior to the last day of the Base Term or any Renewal Term then in effect for each Schedule, Lessee shall by delivery of written notice to Lessor exercise one of the following options (provided that paragraph (a) below shall not be applicable with respect to the last Renewal Term applicable to any Unit):

              (a) renew this Lease with respect to all, but not less than all, of the Units then subject to such Schedule for an additional one year Renewal Term (the "RENEWAL OPTION") on the terms and conditions set forth herein; or

              (b) purchase for cash for the Purchase Option Exercise Amount all, but not less than all, of the Units then subject to such Schedule on the last day of the Base Term or Renewal Term with respect to which such option is exercised (the "FIXED PRICE PURCHASE OPTION"); or

              (c) sell on behalf of Lessor for cash to a purchaser or purchasers not in any way affiliated with Lessee all, but not less than all, of the Units then subject to such Schedule on the last day of the Base Term or of any Renewal Term then in effect with respect to which such option is exercised (the "SALE OPTION"). Simultaneously with a sale pursuant to the Sale Option, Lessee shall pay to Lessor, from the gross proceeds of sale of Units subject to such Schedule, without deductions or expense reimbursements (the "PROCEEDS"), the Schedule Balance with respect to such Schedule as of the termination date (as determined after any payment of Rent on such date). If the Proceeds exceed the Schedule Balance for such Schedule together with all other amounts owed by Lessee under the Lease but do not exceed the Lease Balance, the excess will be retained by Lessor to secure the remaining obligations of Lessee under the Lease. If the Proceeds exceed the Lease Balance, together with all other amounts owed by Lessee under the Lease, Lessee will retain the portion of the Proceeds in excess thereof. If the Proceeds are less than the applicable Schedule Balance as of such date, Lessee will pay or will cause to be paid to Lessor on the termination date in addition to all other amounts owed under the Lease: (i) the Proceeds; and (ii) at Lessor's option either: (x) the Applicable Percentage Amount with respect to such Schedule or (y) the Recourse Deficiency Amount with respect to such Schedule (the amount determined pursuant to this CLAUSE
       (II) shall be referred to as the "SALE RECOURSE AMOUNT" as to any Schedule); PROVIDED that in no event shall the Sale Recourse Amount exceed the Schedule Balance with respect to any Schedule (after taking into account all payments of Rent and Proceeds applied against such Schedule Balance on such date), it being understood, however, that the amount payable pursuant to this Paragraph I shall in no event be construed to limit any other obligation of Lessee under the Lease.
       Lessor shall exercise the options with respect to each Schedule in the preceding sentence by written notice to Lessee not later than five Business Days prior to the last day of the Lease Term for Units subject to such Schedule. The obligation of Lessee to pay the Sale Recourse Amount shall be a recourse obligation of Lessee and shall be payable on the date provided for in the preceding sentence without regard to the amount of Proceeds.

       2. ELECTION OF OPTIONS. Lessee's election of the Fixed Price Purchase Option will be irrevocable at the time made, but if Lessee fails to make a timely election, Lessee will be deemed, in the case of the Base Term and each Renewal Term then in effect (other than the last Renewal Term) to have irrevocably elected the Renewal Option and, in the case of the last Renewal Term applicable to each Unit, Lessee will be deemed to have irrevocably elected the Fixed Price Purchase Option with respect to such Unit. In addition, the Sale Option shall automatically be revoked if there exists an Event of Default at any time after the Sale Option is properly elected and Lessor shall be entitled to exercise all rights and remedies provided in the Lease. Lessee may not elect the Sale Option if there exists on the date the election is made an Event of Default or a Default. Election of the Fixed Price Purchase Option for any Schedule shall be deemed to be Lessee's election of the Fixed Price Purchase Option for all Schedules.

       3. SALE OPTION PROCEDURES. If Lessee elects the Sale Option, Lessee shall use its best commercial efforts to obtain the highest all cash purchase price for the Units covered by Schedules as to which such option is exercised. All costs related to such sale and delivery, including, without limitation, the cost of sales agents, removal of the Units, provision of the Support Rights, delivery of documents and Units, certification and testing of the Units in any location chosen by the buyer or prospective buyer, legal costs, costs of notices, any advertisement or other similar costs, or other information and of any parts, configurations, repairs or modifications desired by a buyer or prospective buyer shall be borne entirely by Lessee, without regard to whether such costs were incurred by Lessor, Lessee or any potentially qualified buyer, and shall in no event be paid from any of the Proceeds. Lessor shall have no responsibility for procuring any purchaser. If, nevertheless, Lessor undertakes any sales efforts, Lessee shall promptly reimburse Lessor for any charges, costs and expenses incurred in such effort, including any allocated time charges, costs and expenses of internal counsel or other attorneys' fees. Upon a sale pursuant to the Sale Option, the Units shall be in the condition required by the Lease and shall be upgraded to the best available industry standards from time to time. Lessor shall determine whether to accept the highest all cash offer for the Units. Any purchaser or purchasers of the Units shall not in any way be affiliated with Lessee. If for any reason Lessee fails to provide the Support Rights pursuant to Paragraph M of this Appendix, Lessee's exercise of the Sale Option will be revoked and Lessee will be deemed to have elected the Fixed Price Purchase Option.

       4. APPRAISALS. If Lessee exercises the Sale Option and the Proceeds from the sale of all Units subject to the applicable Schedule are less than the applicable Schedule Balance, Lessor, at its option, shall engage an appraiser of nationally recognized standing, at Lessee's expense, to determine (by appraisal methods satisfactory to Lessor) the fair market value of the Units that were subject to the Schedule as of (a) the first day of the Renewal Term in which the Sale Option was elected, and (b) the termination date. The appraiser's conclusion relating to the first day of the Renewal Term shall be used in calculating the "Recourse Deficiency Amount." In addition, if the appraisal concludes that the fair market value of such Units as of the termination date was in excess of the Proceeds from the sale of all Units subject to such Schedule, Lessee shall promptly pay to Lessor, such excess, which together with such Proceeds so paid to Lessor shall not exceed the Schedule Balance.

              "Applicable Percentage". With respect to each Schedule, as of the end of the Base Term and each Renewal Term, the percentage set forth opposite each such date on Annex II to such Schedule.

              "Applicable Percentage Amount". With respect to each Schedule, the sum of the products obtained by multiplying the Purchase Price of the Units covered by such Schedule by the Applicable Percentage.

              "Purchase Option Exercise Amount". On the last day of the Base Term and each Renewal Term with respect to each Schedule, the sum of (i) the Schedule Balance and (ii) any applicable Other Charges, and (iii) all other amounts then due and payable under the Lease related to such Schedule.

              "Recourse Deficiency Amount". With respect to the exercise of the Sale Option, (a) for each Schedule, the difference of (i) the Purchase Option Exercise Amount at the end of any Renewal Term in which such Sale Option was elected minus (ii) the product obtained by multiplying (i) a percentage to be set forth on Annex II to such Schedule by (ii) the appraised value of the Units covered by such Schedule as of the first day of the Renewal Term in which the Sale Option was elected, and (b) for the Lease, the aggregate of all amounts determined pursuant to the foregoing clause (a) for all Schedules then in effect.

J.     FINANCIAL COVENANTS.

       I.  Affirmative Covenants

       Lessee covenants and agrees that until the full and final payment of all amounts owed under the Lease, it will, and will cause each of its Subsidiaries to, unless Lessor waives compliance in writing:

       1.     Financial and Other Information.  Deliver to Lessor:

       (a) As soon as available but no later than 60 days after the end of each of the first three fiscal quarters of Lessee the unaudited consolidated balance sheet of Lessee and its Subsidiaries as at the end of such fiscal quarter, and the unaudited consolidated statement of income and retained earnings and of changes in cash flow of Lessee and its Subsidiaries for such fiscal quarter and that portion of the fiscal year ending with such quarter, certified by a Responsible Officer of Lessee as being prepared in accordance with Generally Accepted Accounting Principles and complete and correct and fairly presenting the financial condition and results of operations of Lessee and its Subsidiaries;

       (b) as soon as available but no later than 120 days after the end of each of its fiscal years, a complete copy of an audit report of Lessee and its Subsidiaries which shall include at least the consolidated balance sheet of Lessee and its Subsidiaries as of the close of such year, and the consolidated statement of income and retained earnings and of changes in cash flows of Lessee for such year, prepared in accordance with Generally Accepted Accounting Principles and fairly presenting Lessee's financial position and results of operations, certified by Arthur Andersen, or other independent public accounting firm of recognized national standing selected by Lessee and satisfactory to Lessor. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of Lessee's records;

       2. Certificates, Notices and Other Information. Deliver to Lessor in form and detail satisfactory to Lessor:

       (a) Concurrently with the financial statements required pursuant to subsections I.1.(a) and I.1.(b), a Compliance Certificate signed by a Responsible Officer; and

       (b) such other statements, lists of property and accounts, budgets, forecasts or reports as Lessor may reasonably request.

       3.     Prompt Notice.  Immediately give written notice to Lessor of:

       (a) all litigation affecting Lessee or any of its Subsidiaries as a defendant and where the amount claimed in a single litigation action is in excess of $500,000 or when the aggregate amount claimed in all litigation actions is in excess of $1,000,000;

       (b) any substantial dispute which may exist between Lessee and any Governmental Authority;

       (c) any proposal by any public authority to acquire the assets or business of Lessee or to compete with Lessee;

       (d)    any Event of Default or Default; and

       (e) any other matter which has resulted or might result in a material adverse change in Lessee's financial condition or operations or impairment in Lessee's or a Guarantor's ability to perform its obligations hereunder, under any Guaranty or under the Credit Agreement or under any other document related to the Lease, Credit Agreement or any Guaranty to which Lessee or any Guarantor is a party.

       4. Maintain Existence. Except as permitted by subsection II.3, maintain and preserve its existence and all rights, privileges and franchises now enjoyed, and keep all its properties in good working order and condition.

       5. Payment of Obligations. Pay all obligations, including tax claims, when due, except such as may be contested in good faith by appropriate proceedings and Lessee has established reserves on its books which are reasonable and adequate.

       6. Compliance With Legal Requirements. At all times comply with all laws, rules, regulations, orders and directions of any Governmental Authority having jurisdiction over it or its business.

       7. Insurance. Maintain and keep in force on all of its property such insurance as is normal for the industry in which Lessee conducts its business and is satisfactory to Lessor as to amount, nature and carrier covering fire damage (including use and occupancy), public liability, product liability, property damage and workers' compensation, and deliver to Lessor upon request a schedule certified to be correct by a Responsible Officer of Lessee setting forth all insurance in force as of the date of such schedule.

       8. Books and Records. Maintain adequate books, accounts and records in accordance with Generally Accepted Accounting Principles, and permit employees or agents of Lessor at any reasonable time and as often as may reasonably be desired to inspect its properties, and to examine or audit its books, accounts and records and make copies and memoranda thereof and to discuss the business, operations, properties and financial and other conditions of Lessee and its Subsidiaries with officers of Lessee.

       9. Future Significant Subsidiaries; Pledges of Stock. Cause any of present or future Significant Subsidiaries (other than Non-Recourse Joint Ventures) (as soon as any such future Significant Subsidiary becomes a Significant Subsidiary of Lessee) that is not a Guarantor to (a) execute and deliver to Lessor a continuing guaranty in form and substance satisfactory to Lessor, together with documentation of the type set forth in Sections 4.1(d), 4.3(g) and 4.3(h) of the Credit Agreement as to such Significant Subsidiary, or
(b) if pre-existing Indebtedness of any new Significant Subsidiary prohibits such a guaranty, or such a guaranty given by a foreign Significant Subsidiary would be taxable, Lessee will instead pledge to Lessor, subject to Paragraph Q, all its equity interests in such new Significant Subsidiary (or as much as it can without such pledge being taxable) pursuant to a security agreement in form and substance is acceptable to Lessor. Lessee shall notify Lessor of the creation or acquisition of any new Significant Subsidiary.

       10. Use of Proceeds. Use the proceeds of the sale of the Units to Lessor for general working capital and general corporate purposes and acquisitions.

       11. Consents to Removal. Deliver to Lessor within 30 days of the delivery of any Unit any Consents to Removal of such Unit, in the form of EXHIBIT C to the Lease, not delivered to Lessor pursuant to Section 1.2(f) of the Lease as a result of a waiver of the strict application of Section 1.2(f) of the Lease subject to the terms hereof.

       II.  Negative Covenants

       Lessee covenants and agrees that until full and final payment of all amounts owed under the Lease, without the prior written consent of Lessor, it will not, and will not permit any Subsidiary to:

       1. Limitation On Indebtedness. Incur or suffer to exist any indebtedness for borrowed money, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; except for:

       (a) the acquisition of goods, supplies or merchandise on normal trade credit;

       (b) Indebtedness incurred on or before the Closing Date of the Credit Agreement listed on Schedule 7.1 to the Credit Agreement and any extension, renewal, refunding and refinancing thereof; provided that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased;

       (c) Indebtedness of Non-Recourse Joint Ventures not exceeding, together with Investments permitted under subsection II.5(b), $50,000,000 in the aggregate at any time outstanding;

       (d) Indebtedness consisting of Capital Leases and related to Synthetic Leases not exceeding $25,000,000 in the aggregate outstanding at any time;

       (e) intercompany obligations of Lessee or any Guarantor otherwise permitted hereunder;

       (f)    the Convertible Subordinated Notes; and

       (g) other Indebtedness, including purchase-money financing, not exceeding $10,000,000 in the aggregate outstanding at any time.

       2. Limitation On Liens. Create, assume or suffer to exist any Lien on or of any of its property, real or personal, whether now owned or hereafter acquired, except for:

       (a) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

       (b) Liens securing Indebtedness permitted by subsection II.1(c); provided such Liens are on and limited to the assets of the joint venture incurring such Indebtedness;

       (c) Liens securing Indebtedness permitted by subsection II.1(g); provided such Liens are on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness;

       (d) Liens in connection with Capital Leases permitted by subsection II.1(d); provided such Liens are on and limited to the assets of the subject of such Capital Leases; and

       (e) Liens in connection with equipment leases not exceeding $250,000 in the aggregate at any time which were assumed in connection with the Hollywood Digital Acquisition, and any extension, renewal, refunding and refinancing thereof; provided that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased.

       3. Liquidation, Merger, etc. Liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, or sell, lease or dispose of its business or assets as a whole or such as in the opinion of Lessor constitute a substantial portion thereof except:

       (a) mergers and consolidations of a Subsidiary of Lessee into Lessee or a Subsidiary (with Lessee or its Subsidiary as the surviving entity) or of Lessee or Subsidiaries of Lessee with each other, provided that Lessee and each of such Subsidiaries have executed such Documents as Lessor may reasonably determine are appropriate as a result of such merger; and

       (b) a merger or consolidation of Lessee or any Subsidiary with any other Person, provided that (i) either (A) Lessee or its Subsidiary is the surviving entity, or (B) the surviving entity is a corporation organized under the laws of a State of the United States of America or the District of Columbia and, as of the date of such merger or consolidation, expressly assumes, by an appropriate instrument, the Obligations of Lessee or its Subsidiary, as the case may be, and (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom.

       4. Disposition of Assets. Dispose, nor permit any of its Subsidiaries to dispose, other than pursuant to the Lease, of any of its assets or enter into any sale and leaseback agreement covering any of its fixed or capital assets; except that Lessee and its Subsidiaries may dispose of assets no longer used or useful in the business of Lessee or such Subsidiary, if the net book value of such asset is not in excess of $2,000,000.

       5.     Limitation on Investments.  Make any Investments, except:

       (a) Investments in cash, cash equivalents and marketable securities (as defined in accordance with Generally Accepted Accounting Principles); provided that the aggregate value of all marketable securities not rated at least investment grade by a rating agency of national standing shall not at any time exceed one-third of the total value of all such cash, cash equivalents and marketable securities;

       (b) Investments in foreign joint ventures located in the United Kingdom, Spain, France or Germany engaged in businesses providing post production services for film, television, transmission and related media, provided, that Lessee's and its Subsidiaries' share of such investments, together with Indebtedness permitted under subsection II.1(c), shall not exceed $50,000,000 in the aggregate at any time outstanding valued at cost;

       (c) Investments in other Persons not exceeding $10,000,000 in the aggregate at any time outstanding;

       (d) Investments in or loans to Guarantors that are 100% owned directly or indirectly by Lessee;

       (e) loans to officers of Lessee not exceeding $150,000 in the aggregate outstanding at any time; and

       (f) repurchases of Lessee's capital stock in an aggregate amount not exceeding $8,000,000 during the period from September 1, 1998 through and including August 31, 1999;

provided that in all cases (i) no Default or Event of Default has occurred under the Lease or will occur after giving effect to any such acquisition, (ii) any rights to repayment of any loans are pledged to Lessor on terms and conditions satisfactory to Lessor pursuant to Paragraph Q, and (iii) Lessee shall not cause, permit or suffer any restrictions on dividends, distributions or other upstreaming of money to Lessee by any Subsidiary now owned or hereafter acquired by Lessee.

       6. Limitation on Acquisitions. Make any Acquisition unless (a) prior to completing such Acquisition, Lessee delivers to Lessor a Compliance Certificate demonstrating that, after giving effect to such Acquisition, Lessee would be in compliance with subsections II.10, II.11 and II.12 on a pro forma basis and (b) no Default or Event of Default has occurring or is continuing or would result from such Acquisition.

       7. Contracts. Enter into, or permit any of its Subsidiaries to enter into, any contracts, leases, indentures, or other agreements except in the ordinary course of its business as presently conducted, except for Acquisitions and Investments permitted by subsection II.5(c), or amend or modify the terms of any Convertible Subordinated Note.

       8. Business Activities. Engage in, or permit any of its Subsidiaries to engage in, any business activities or operations substantially different from or unrelated to businesses providing post production and transmission services for film, television and related media, except for Investments permitted by subsection II.5(c).

       9. Compliance with ERISA. (a) Terminate, within the meaning of Title IV of ERISA, any Plan so as to result in any material liability to the PBGC, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) involving any Plan that would result in material liability for an excise tax or civil penalty in connection therewith, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition, which could have a material adverse effect on Lessee and its Subsidiaries, taken as a whole, or could impair Lessee's or a Guarantor's ability to perform its obligations under the Lease or any other related Document to which Lessee or any Guarantor is a party.

       10. Minimum Net Worth. Permit Net Worth at any time to be less than the sum of (a) $54,000,000 plus (b) 50% of Lessee's consolidated net income for each fiscal quarter (without deduction for any net loss) commencing with the Fiscal Quarter ending subsequent to May 31, 1998, plus (c) 100% of the net proceeds received by Lessee or any of its Subsidiaries from the issuance of equity by Lessee or any Subsidiary. This covenant shall be calculated excluding the effect on shareholders' equity of repurchases of Lessee's capital stock in an aggregate amount not exceeding $8,000,000 during the period from September 1, 1998 through and including August 31, 1999.

       11. Fixed Charge Coverage Ratio. Permit at any time the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

       12.    Leverage Ratio.  Permit at any time the Leverage Ratio to exceed
(a) until February 28, 2000, 3.50 to 1.00 and (b) thereafter 3.00 to 1.00.

       13.    No Restrictions on Upstreaming Cash from Significant
Subsidiaries. Permit any restrictions on any Significant Subsidiary directly or indirectly upstreaming cash to Lessee.

       14. Payments after Default. After a Default or Event of Default has occurred, make or permit any Subsidiary to make any payment of principal or interest (other than a payment of interest pursuant to a conversion thereunder) on any Convertible Subordinated Note.

       III.  Definitions And Accounting Terms

1. TERMS. The following terms used in this Appendix and in any related documents shall have the following meanings unless the context otherwise requires.

       "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person or any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Lessee or one of its Subsidiaries is the surviving entity.

       "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

       "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

       "Code" means the Internal Revenue Code of 1986, as amended, as time to time in effect.

       "Compliance Certificate" means a certificate in the form of Exhibit B to the Credit Agreement with appropriate changes for Lessor and the Lease, properly completed and signed by a Responsible Officer.

       "Convertible Subordinated Notes" means convertible subordinated notes issued by Lessee in connection with the Hollywood Digital Acquisition and any extension, renewal, refunding and refinancing thereof in form and substance satisfactory to the Lessor; PROVIDED that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased.

       "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with Lessee within the meaning of
Section 414(c) of the Code.

       "Credit Agreement" means that certain First Amended and Restated Credit Agreement dated as of October 20, 1997 among The Todd-AO Corporation, Bank of America National Trust and Savings Association, and the lenders set forth therein as it may be amended from time to time.

       "Distribution" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for cash or for property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in cash or in property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in cash or property by such Person constituting a distribution under applicable laws with respect to such security.

       "EBITDA" means, as of any date of determination, or Lessee and its Significant Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, an amount equal to the sum of, without duplication, for the preceding four-quarter period ending on the date of determination (a) such Person's net income (or net loss), (b) less the net income attributable to joint ventures and Subsidiaries less than 100% owned, plus, without duplication, (c) cash actually received by Lessee or its Significant Subsidiaries from joint ventures and Subsidiaries less than 100% owned which is not a return on capital or results from an extraordinary gain plus (d) all depreciation expense, lease expense (excluding operating leases but including Capital Lease and Synthetic Lease expense), interest expense, and amortization expense of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (e) provisions for income taxes as set forth in Lessee's consolidated income statement, plus (f) noncash compensation in the form of stock award grants; provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains. The EBITDA of any Significant Subsidiary acquired by Lessee during the prior four fiscal quarters may be included.

       "Employee Benefit Plan" means "employee benefit plan" as that term is defined in Section 3(3) of ERISA.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time in effect.

       "Fixed Charge Coverage Ratio means, for Lessee and its Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, the ratio of (a) Free Available Cash Flow for the four immediately preceding fiscal quarters to (b) Interest Expense for the four immediately preceding fiscal quarters plus the current portion of Funded Indebtedness (including without limitation the current portion of Capital Leases and Synthetic Leases) excluding the Convertible Subordinated Notes plus all pro forma Distributions for the immediately following four fiscal quarters. For purposes of determining the Fixed Charge Coverage Ratio, repurchases of Lessee's capital stock in an aggregate amount not exceeding $8,000,000 during the period from September 1, 1998 through and including August 31, 1999 shall be excluded from the calculation of "Distributions."

       "Free Available Cash Flow" means, as of any date of determination, for Lessee and its Significant Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, the sum of, without duplication, for the preceding four quarter period ending on the date of determination (a) EBITDA, less (b) cash income taxes payable and less (c) maintenance capital expenditures (which shall exclude capital expenditures relating to any Property made within 12 months of the acquisition of such Property or the Person owning such Property). The Free Available Cash Flow of any Significant Subsidiary acquired by Lessee during the prior four fiscal quarters may be included.

       "Funded Indebtedness" means, for any period, for Lessee and its Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, an amount equal to the sum of, without duplication:

                     (a) all Indebtedness for borrowed money (excluding Indebtedness of Non-Recourse Joint Ventures) plus

                     (b) the principal portion of all Capital Leases and Synthetic Leases plus

                     (c) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder plus

                     (d) all Guaranty Obligations less

                     (e) amounts held as cash, cash equivalents and marketable securities determined in accordance in Generally Accepted Accounting Principles less $3,500,000.

       "Generally Accepted Accounting Principles" means generally accepted accounting principles as in effect from time to time, including, without limitation, applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

       "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, central bank or comparable authority, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal of competent jurisdiction.

       "Guarantors" means each Subsidiary of Lessee (individually a "Guarantor") that is a guarantor under the Guaranty or becomes a guarantor thereunder pursuant to subsection I.8.

       "Guaranty" means the Subsidiary Continuing Guaranty substantially in the form of Exhibit E to the Lease, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

       "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

       "Hollywood Digital Acquisition" means the acquisition of certain assets and the assumption of certain liabilities of Hollywood Digital Limited Partnership, a Delaware limited partnership, by Todd-AO HD, Inc., a California corporation.

       "Indebtedness" means, as to any Person, at a particular time, all items which would, in conformity with Generally Accepted Accounting Principles, be classified as liabilities on a balance sheet of such Person as at such time (excluding deferred compensation, deferred taxes, trade accounts, programming liabilities and other accounts payable incurred in the ordinary course of business in accordance with past practice), but in any event including, without duplication, (a) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (b) all liabilities secured by any Lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (c) any withdrawal liability incurred under ERISA by such Person (or, if such Person is Lessee, a Commonly Controlled Entity) to a Multiemployer Plan, (d) all obligations of such Person as lessee under leases which have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as Capital Lease Obligations, (e) indebtedness relating to Synthetic Leases; and (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

       "Interest Expense" means interest expense as determined in accordance with Generally Accepted Accounting Principles.

       "Investment" means, when used in connection with any Person, any investment by or of that Person, resulting in less than 100% of the ownership of such Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. "Investments" shall not include Acquisitions.

       "Leverage Ratio" means the ratio of Funded Indebtedness to EBITDA; PROVIDED, HOWEVER, that for purposes of determining compliance with subsection
II.6 in connection with any Acquisition, not more than 80% of the EBITDA of (a) any Person being so acquired (PROVIDED such EBITDA may be included only if such Person will be a Significant Subsidiary immediately following such Acquisition) and (b) any Significant Subsidiary acquired by Lessee less than two fiscal quarters prior to the date of such Acquisition, may be included for purposes of calculating the Leverage Ratio.

       "Lien" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

       "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

       "Net Worth" means net worth as determined in accordance with Generally Accepted Accounting Principles.

       "Non-Recourse Joint Venture" means a joint venture which is less than 100% owned by Lessee or any Subsidiary having only Indebtedness which is non recourse to Lessee and its Subsidiaries, other than such joint venture. For purposes of this definition, Indebtedness shall be deemed non recourse only if the creditor thereon has no direct or indirect recourse to Lessee, any of its Subsidiaries (other than such joint venture) or their respective assets (other than by reasons of a Guaranty Obligation entered into in connection therewith and otherwise permitted by Section II.1(g)), whether by means of a judicial foreclosure or otherwise, except for customary exceptions for fraud, misrepresentation, misappropriation of funds, waste, criminal liability and environmental liability.

       "PBGC" means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA, or any Governmental Authority succeeding to the functions thereof.

       "Person" means an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of any type whatsoever, or any government or any agency or political subdivision thereof.

       "Plan" means (a) with respect to Lessee, any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, under which Lessee or any Commonly Controlled Entity has contributed, and (b) with respect to any other Person, any employee benefit plan or other plan established or maintained by such Person for the benefit of such Person's employees and to which Title IV of ERISA applies.

       "Property" means all types of real, personal, tangible, intangible or mixed property.

       "Responsible Officer" means the President, Chief Financial Officer or Controller of Lessee.

       "Significant Subsidiary" means any Subsidiary of Lessee (a) having at any time now or hereafter a net book value in accordance with Generally Accepted Accounting Principles or, if greater, fair market value (as reasonably determined by Lessee) exceeding 5% of the consolidated assets of Lessee and its Subsidiaries or (b) that Lessee wishes to include in calculating the covenants in subsections II.11 and II.12.

       "Subsidiary" means any Person (whether now existing or hereafter organized or acquired) of which Lessee owns, directly or indirectly, more than fifty (50%) of the securities or other equity interests or which Lessee otherwise controls (collectively "Subsidiaries").

       "Synthetic Lease" means, with respect to any Person, (a) a so-called synthetic lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, may be characterized as the Indebtedness of such Person (without regard to accounting treatment).

       2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles. When used herein, the term "financial statements" shall include the notes and schedules thereto, but need not include such notes or schedules when used in reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

       3.     Rounding.   Any financial ratios required to be maintained by
Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

       4. Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not limitation.

K.     NEGATIVE PLEDGE.

       During the Lease Term Lessee shall not create, assume or suffer to exist any security interest, encumbrance or lien (including the lien of an attachment, judgment or execution), securing a charge or obligation, on or of any of its current assets, as such term is defined under Generally Accepted Accounting Principles, whether now owned or hereafter acquired.

L.     EXCESSIVE USE INDEMNITY.

       In the event that at the end of the Lease Term as to any Schedule: (a) Lessee elects the Sale Option; and (b) after paying to Lessor any amounts due under Paragraph 1 of the Appendix of the Lease, Proceeds and the Sale Recourse Amount, Lessor does not have sufficient funds to reduce the applicable Schedule Balance to zero, then Lessee shall promptly pay over to Lessor the shortfall unless Lessee delivers a report from the Appraiser in form and substance satisfactory to the Lessor which establishes that the decline in value in each Unit which was sold pursuant to the Sale Option from that amount anticipated for such date in the Appraiser's report delivered with respect to such Unit on the applicable Delivery Date was not due to extraordinary use, failure to maintain or replace, failure to use, workmanship or method of installation or removal or any other cause or condition within the power of Lessee to control or effect (each an "EXCESSIVE USE").

M.     SUPPORT RIGHTS.

       Lessee shall promptly upon the request of Lessor at any time after (a) a material adverse change in the business, financial condition or prospects of Lessee, (b) a Default or Event of Default, or (c) the exercise by Lessee of the Sale Option with respect to any Units, but no later than the expiration or termination of the Lease (i) enter into an easement or similar agreement on terms and conditions acceptable to Lessor and any purchaser providing for the benefit of Lessor and any purchaser of a Unit, for the use of such Unit at the applicable Site and for the use of any Ancillary Facilities, (ii) provide indemnity or hold harmless agreements (including an environmental indemnity) in form satisfactory to Lessor and any purchaser agreeing to indemnify and hold harmless Lessor and any purchaser from any imposition, claim or damage arising from or in connection with the Units, any Ancillary Facilities, the Site or the operation by Lessee, Lessor or any purchaser of the Units, any Ancillary Facilities or the Site other than impositions, claims or damages arising as a result of the willful misconduct of such person, (iii) to the extent assignable, assign or grant to Lessor or purchasers of the Units any and all supply, sales, utility, service or similar contracts, licenses, agreements or rights which Lessee may have entered into or have for the supply of material or services to, or for the operation of the Units, any Ancillary Facilities or the Site or for the sale or transportation of products stored, processed or handled by the Units, any Ancillary Facilities or the Site, (iv) grant or assign or cause to be granted or assigned to Lessor or any purchaser of the Units all other rights necessary or convenient in the judgment of Lessor or any purchaser to operate the Units at the Site and any Ancillary Facilities; and (v) take all actions requested by Lessor or any purchaser to permit operation of the Units, the Site and any Ancillary Facilities, in-place or otherwise, by Lessor or any purchaser for the remaining useful ife of the Units including the provision of services requested by Lessor or any purchaser at Lessee's cost.

       If Lessor requests the Lessee actions described in this Paragraph M, Lessee shall throughout the economic useful life of the Units: (i) provide all required governmental and other approvals for the continued operation of the Units, the Site and any Ancillary Facilities, (ii) to the extent permitted by law, provide access at Lessee's cost to all Ancillary Facilities including any waste treatment systems used by Lessee for the benefit of Lessor or any purchaser of the Units, and warrant that any and all waste or other products of or from the operation of the Units, any Ancillary Facilities and the Site will comply with all applicable regulations and requirements of the Units, the Ancillary Facilities and the Site are used in the service in which they were used at the time of delivery to Lessor or such purchaser, (iii) provide use of Lessee's facilities, if any, at the Site to Lessor or purchasers of the Units or their agents, on a nondiscriminatory basis so as to permit unimpeded access to such facilities, (iv) maintain in Lessee's inventory at all times a sufficient number of replacement parts to ensure the continued and uninterrupted operation of the Units and any Ancillary Facilities and provide such parts to Lessor or purchasers of the Units at direct cost without profit to Lessee, (v) provide operational daily maintenance and preventative major maintenance for the Units, the Site and any Ancillary Facilities to the Lessor or purchasers of the

Units at Lessee's cost (vi) provide quality control procedures to the Lessor or purchasers of the Units to ensure that all product in process, all final product and all incoming raw materials meet such standards as lessor or purchasers may require at Lessee's cost, (vii) maintain the Units, the Site and any Ancillary Facilities in the condition specified in the Lease, (viii) at the request of and as directed by Lessor or any purchaser operate the Units, and Ancillary Facilities and the Site at Lessee's sole cost, and (ix) certify annually in a form acceptable to Lessor or any purchaser, and with such supporting evidence and documentation acceptable to Lessor and any purchaser, that the Units, any Ancillary Facilities and the Site are in compliance with all appropriate federal, state and local environmental and workplace regulations and standards.

       All of the rights and benefits of Lessor and any purchaser described in this Paragraph M are referred to herein as the "Support Rights".

       The "Site" with respect to any Unit will be the location described for such Unit on Annex III to the Schedule for such Unit.

       "Ancillary Facilities" includes all property, including intellectual property, owned or leased by or available to Lessee and in any way used in connection with or related to the Units or any Site.

N.     SUBSTITUTION OF UNITS.

       1. Except (i) during any period when there exists an Event of Default or Default and (ii) at any time after Lessee elects any Sale Option, Lessee may substitute a unit of equipment of similar age, quality and manufacture, and of equal or greater utility and value (including residual value at expirations), for any Unit. For this purpose, the value of any Unit and any proposed substitute unit shall be mutually agreed by Lessor and Lessee. If Lessor and Lessee are not able to agree upon such values, an independent appraiser mutually acceptable to Lessor and Lessee shall be selected to determine such values, at Lessee's expense.

       2. Lessor shall release Units from this Lease pursuant to this Paragraph upon the following conditions:

              (a) Lessor shall deliver to Lessee a quitclaim bill of sale (without representations or warranties except that the Unit is free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Lessor) for such Units, and such other documents as may be required to release such Units from the terms of this Lease, in such form as may reasonably be requested by Lessee, all at Lessee's expense;

              (b) Lessee shall provide evidence that Lessor has a prior perfected first priority lien and security interest in a qualified substitute unit, including appropriate UCC financing statement filings;

              (c) Lessee shall deliver such other documents, instruments, showings and opinions as reasonably may be requested by Lessor.

Upon satisfaction of CLAUSES (a) through (c) of this Section, (i) each such substitute unit shall be a "Unit" for all purposes of the Lease, and (ii) the Schedule, Lease Term, Rent, Payment Dates, and termination options applicable to each such substitute Unit shall be the same as those applicable to the Unit for which it was substituted.

O.     DIRECT PAYMENT TO PARTICIPANTS.

       If Lessor notifies Lessee that it has participated a portion of its interest in the Lease to another party, and if Lessor so requests, Lessee will
(i) make its payments of Rent, Purchase Option Exercise Amount and Sale Recourse Amount in the proportions identified in writing by Lessor both to Lessor and directly to any such identified participant; and (ii) provide copies of all reports, financial information, notices or other communications required by or relating to the Lease directly to any such identified participant.

P.     YEAR 2000

       (a) Lessee is in the process of (i) undertaking a detailed review and assessment of all areas within its business and operations that could be adversely affected by the "Year 2000 problem" (that is, the risk that computer applications used by Lessee may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developing a detailed plan and timeline for addressing the year 2000 problem on a timely basis, and (iii) will implement that plan in accordance with that timetable but in no event later than December 31, 1998. Lessee reasonably anticipates that all computer applications that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (i.e., be "Year 2000 compliant").

       (b) Lessee will use its best efforts to inquire of each of its key suppliers, vendors and customers as to whether such persons will on a timely basis be Year 2000 compliant in all material respects and to take appropriate remedial action with respect to any of such persons who are not expected to be so compliant. For purposes hereof "key suppliers, vendors and customers" refers to those suppliers, vendors and customers of Lessee the business failure of which would with reasonable probability result in a material adverse change in the business, properties, condition (financial or otherwise) or prospects of Lessee.

Q.     SECURITY.

       Lessee shall grant to Lessor a security interest in any collateral (the "Collateral") offered to or for the benefit of any lender ("Lender") pursuant to the Credit Agreement to secure any obligations of Lessee or any of its Affiliates under or related to the Credit Agreement. Lessee shall take all actions as may be necessary or advisable to assure Lessor a perfected security interest in the Collateral, including, but not limited to, delivery of the Collateral and execution of a security agreement in form and substance satisfactory to Lessor, as soon as possible, but no later than the first creation of a security interest in such Collateral in favor of any Lender. The Collateral shall be security for Lessee's obligations under this Lease or any agreement between Lessee and Lessor or Lessor's affiliates. Lessor's security interest in the Collateral shall be a second priority interest subject only to the prior interest of such Lender. If there is any Event of Default, subject to the interest of such Lender, Lessor may apply the security to cure the default.


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